                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a - 6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Gabelli Asset Management Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i) (1)
        and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

[  ]    Fee paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:

One Corporate Center
Rye, NY 10580-1434
Tel. (914) 921-3900                     [GABELLI ASSET MANAGEMENT INC. LOGO]
Fax  (914) 921-5099
www.gabelli.com



FROM THE CHAIRMAN


April 21, 2000



Dear Shareholders:

I cordially invite you to attend our first Annual Meeting of Shareholders on Tuesday, May 16, 2000, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, at 4:30 p.m. Our proxy statement, proxy card and 1999 Annual Report are enclosed.

At the meeting, we will review our 1999 financial results and outlook for the future, and then we will conduct the formal business (the election of directors). I will be available to answer your questions.

I look forward to seeing you on May 16.

Sincerely,

/s/ MARIO J. GABELLI

Mario J. Gabelli
Chairman of the Board
and Chief Executive Officer

                         GABELLI ASSET MANAGEMENT INC.
                              One Corporate Center
                               Rye, New York 10580

          ------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be Held on May 16, 2000
          ------------------------------------------------------------

       We will hold the Annual Meeting of Shareholders of Gabelli Asset Management Inc. at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, on Tuesday, May 16, 2000, at 4:30 p.m. At the meeting, we will ask shareholders to:

       1. Elect a Board of five directors; and

       2. Vote on any other business which properly comes before the meeting.

       Shareholders of record at the close of business on March 27, 2000, are entitled to vote at the meeting or any adjournments. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

       We encourage all shareholders to attend the meeting.


                                      By Order of the Board of Directors



                                      JAMES E. MCKEE
                                      Vice President, General
                                      Counsel and Secretary


April 21, 2000

                         GABELLI ASSET MANAGEMENT INC.

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF SHAREHOLDERS

                                   ----------

                                  MAY 16, 2000

                                   ----------


                     INTRODUCTION; PROXY VOTING INFORMATION

       We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of Gabelli Asset Management Inc. ("Gabelli" or the "Company") for use at our 2000 Annual Meeting of Shareholders and at any adjournments. The purpose of the meeting is to elect five directors and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our 1999 Annual Report to Shareholders (containing Gabelli's financial statements and other financial information for the year ended December 31, 1999) on or about April 21, 2000. The Annual Report, however, is not part of the proxy solicitation materials.

       Shareholders of record at the close of business on March 27, 2000, the record date, are entitled to vote at the annual meeting. On this record date, Gabelli had outstanding 5,589,200 shares of Class A Common Stock, par value $.001 per share ("Class A Stock"), and 24,000,000 shares of Class B Common Stock, par value $.001 per share ("Class B Stock").

       The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 27, 2000 shall constitute a quorum for the transaction of business at the annual meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes present or represented at the meeting are elected to serve until the 2001 annual meeting or until their successors are elected and qualify. Any matter other than the election of directors will be determined by a majority of the votes present or represented at the meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or on any other matter and accordingly will have no effect.

       Gabelli will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees, and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and we will reimburse them for the reasonable out-of-pocket expenses they incur. Directors, officers and employees of Gabelli and our subsidiaries may solicit proxies personally or by telephone or telegram, but will not receive additional compensation.

       The Board of Directors has selected Mario J. Gabelli, Robert S. Zuccaro and James E. McKee to act as proxies. When you sign and return your proxy card, you appoint Messrs. Gabelli, Zuccaro and McKee as your representatives at the meeting. If you wish to change your vote before the meeting, deliver a letter revoking the proxy to Gabelli's Secretary (James E. McKee, c/o Gabelli Asset Management Inc., One Corporate Center, Rye, NY 10580) or properly submit another proxy bearing a later date. Even if you vote your proxy before the meeting, you may still attend the meeting, file a notice of revocation for the previously submitted proxy, and then vote again in person. The last proxy properly submitted by you is the one that will be counted.

       Brokerage firms have the authority under New York Stock Exchange rules to vote their clients' unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

                              ELECTION OF DIRECTORS

       Five directors serve on our Board of Directors. The Board has renominated all directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualify.

       All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named in the following table, unless otherwise specifically instructed. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies will be voted FOR the election of a replacement designated by the Board of Directors.

THE NOMINEES

       The following are brief biographical sketches of the five nominees. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

       The Board of Directors recommends that you vote FOR all of the following nominees:

       MARIO J. GABELLI, age 57, has served as Chairman, Chief Executive Officer, Chief Investment Officer and a director of the Company and its predecessors since November 1976. In connection with those responsibilities, he serves as director or trustee and/or an officer of registered investment companies managed by the Company and its affiliates ("Gabelli Funds"). Mr. Gabelli serves as Chairman of Lynch Corporation, a public company engaged in manufacturing; Chairman and Chief Executive Officer of Lynch Interactive Corporation, a public company engaged in multimedia and other services; and a director and member of the Office of the Chairman of Spinnaker Industries, Inc., a public company engaged in manufacturing. Mr. Gabelli also serves as a Governor of the American Stock Exchange; Overseer of Columbia University Graduate School of Business; Trustee of Fairfield University, Roger Williams University, Bruce Museum, Winston Churchill Foundation and E.L. Wiegand Foundation; and Chairman, Patron's Committee of Immaculate Conception School. In addition, Mr. Gabelli is the Chairman of MJG Associates, Inc., which acts as a general partner or investment manager of various investment funds and other accounts.

       RAYMOND C. AVANSINO, JR., age 57, has been a director of the Company since February 2000. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982. He is of Counsel to the Nevada law firm of Avansino, Melarkey and Knobel, a firm he founded in 1973. He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996, and was a member of the Nevada Gaming Commission from 1981 to 1984.

       JOHN C. FERRARA, age 49, has been a director of the Company since 1999. Mr. Ferrara has been the Chief Financial Officer of Space.com, an internet start-up company which offers content, news, entertainment, information and education about space, since 1999. From 1998 to January 1999, he was the Executive Vice President and Chief Financial Officer for Golden Books Family Entertainment, Inc., a public company which publishes, licenses and markets entertainment products and subsequently filed for protection from its creditors in late February 1999. From 1989 to 1997, Mr. Ferrara was the Vice President and Chief Financial Officer of Renaissance Communications Corporation, a public company which owned and operated television stations. From 1973 to 1989, he held various positions at American Express Company, National Broadcasting Company
(NBC) and Deloitte & Touche. Mr. Ferrara is a director of Lynch Interactive Corporation.

       EAMON M. KELLY, age 63, has been a director of the Company and its predecessors since 1992. Dr. Kelly is currently serving as a Professor at the Payson Center for International Development and Technology Transfer as well as in other departments at Tulane University, New Orleans. From 1982 through July 1998, he served as President and Chief Executive Officer of Tulane University. From 1974 to 1979, Dr. Kelly served in numerous positions, including Officer-in-Charge of Program Related Investments at the Ford Foundation, a philanthropic organization with initiatives in community and housing development, communications and public television, resources and environment, higher and public education, the arts and minority enterprises. Dr. Kelly's career includes numerous appointments, and most recently, the appointments by President Clinton in 1995 to the National Science Board (the governing board of the National Science Foundation) for which he currently serves as Chairman and in 1994 to the National Security Education Board. Dr. Kelly is a director of Gabelli Group Capital Partners, Inc.

       KARL OTTO POHL, age 70, has been a director of the Company since 1998. Mr. Pohl is a member of the Shareholder Committee of Sal Oppenheim Jr., & Cie., a private investment bank. Mr. Pohl is a director or trustee of all of the Gabelli Funds and serves as a board member of Zurich Versicherungs-Gesellshaft (Insurance). Mr. Pohl is a former President of the Deutsche Bundesbank, Germany's Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991. Mr. Pohl served as a director of Unilever from 1992 to 1998, Royal Dutch Shell from 1992 to 1997 and TrizecHahn Corp. from 1992 to 2000.

THE BOARD OF DIRECTORS AND COMMITTEES

       During 1999, there were five meetings of the Board of Directors. The Board of Directors of Gabelli has an Audit Committee, Compensation Committee and a Nominating Committee.

       The Audit Committee regularly meets with Gabelli's independent accountants to review whether satisfactory accounting procedures are being followed and whether internal accounting controls are adequate, review fees charged by the independent accountants and recommend the selection of independent accountants to the Board of Directors. Messrs. Avansino, Ferrara and Kelly are the members of the Audit Committee. The Audit Committee, comprised solely of independent directors, met three times during 1999.

       As will be further described in the Report of the Compensation Committee, this committee establishes the compensation for the chief executive officer and generally reviews benefits and compensation for executive officers. It also administers our Stock Award and Incentive Plan and the Annual Performance Incentive Plan. Messrs. Avansino, Ferrara and Kelly are the members of the Compensation Committee. The Compensation Committee, comprised solely of independent directors, met three times during 1999.

       The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of Gabelli. Nominations for director(s) submitted to the committee by shareholders are evaluated according to our needs and the nominee's knowledge, experience and background. Messrs. Gabelli and Pohl are the members of the Nominating Committee. The Nominating Committee met once in 1999.

       During 1999, each director attended all of the meetings of the Board and the Board committees of which he was a member (during the period that he served as a director or committee member).

COMPENSATION OF DIRECTORS

       Directors who are also officers or employees of Gabelli receive no compensation for serving as a director of Gabelli. Directors who are not officers or employees of Gabelli receive annual cash retainers and meeting fees as follows:

       Board Member .............................................   $20,000
       Committee Chair ..........................................    $5,000
       Attendance in person at Board or Committee Meeting .......    $1,000
       Attendance by telephone at Board or Committee Meeting ....      $500

       Directors are also eligible to receive stock options. In February 1999, Mr. Pohl was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.275 per share. In February 2000, Messrs. Avansino and Ferrara were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.00 per share. All of the directors' stock options have a ten-year term and become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to 100% of the shares after four years from the date of the grant.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

       Biographical information for Mr. Gabelli appears above. Brief biographical sketches of the other executive officers of the Company are set forth below.

       BRUCE N. ALPERT, age 48, has served as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the Mutual Funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of Mutual Funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

       STEPHEN G. BONDI, age 42, joined the Company in 1982 and has served as President of Gabelli Securities, Inc. since 1999. From 1997 until 2000, he served as Executive Vice President - Finance and Administration of the Company and from 1982 to 1997 as a financial officer in various capacities. Mr. Bondi also serves as Vice President of certain of the Company's subsidiaries and is a director of Gabelli & Company. Prior to joining the Company, Mr. Bondi was an accountant with the accounting firm of Spicer & Oppenheim. He is a Certified Public Accountant.

       DOUGLAS R. JAMIESON, age 45, has served as Executive Vice President and Chief Operating Officer of GAMCO Investors, Inc. since 1986 and as a director of GAMCO Investors, Inc. since 1991. Mr. Jamieson was an investment analyst with the Company from 1981 to 1986.

       JAMES E. MCKEE, age 36, has served as Vice President, General Counsel and Secretary of the Company or its predecessor since August 1995 and as Vice President, General Counsel and Secretary of GAMCO Investors, Inc. since December 1993. Mr. McKee also serves as Secretary of the Company's subsidiaries and most of the Gabelli Funds. Prior to joining the Company, he was with the Securities and Exchange Commission in New York as a Branch Chief from 1992 to 1993 and as a Staff Attorney from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies.

       ROBERT S. ZUCCARO, age 43, has served as Vice President and Chief Financial Officer of the Company since June 1998. Prior to joining the Company, he was Vice President and Treasurer of Cybex International, Inc., an international, publicly held manufacturer of medical, rehabilitative and fitness products, from 1992 to 1997, and served as its Corporate Controller from 1984 to 1997. Mr. Zuccaro was previously with Shearson Lehman Bros. from 1983 to 1984 and with Ernst & Young LLC from 1979 to 1983. Mr. Zuccaro is a Certified Public Accountant.

                       COMPENSATION OF EXECUTIVE OFFICERS

       Summary Compensation Table. The following table summarizes the compensation of certain of our executive officers who received the highest compensation during 1999:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                                     ------------------------------------------   ---------------------------------
                                                                                    ALL OTHER     RESTRICTED   SECURITIES
                                                                                      ANNUAL          STOCK    UNDERLYING    LTIP
                                                             SALARY      BONUS     COMPENSATION      AWARDS      OPTIONS    PAYOUTS
NAMES AND PRINCIPAL POSITIONS                        YEAR      ($)        ($)          ($)            ($)          (#)        ($)
-----------------------------                        ----      ---        ---          ---            ---          ---        ---
Mario J. Gabelli................................     1999        (a)       -       41,798,552(a)
   Chairman of the Board, Chief Executive            1998        (a)       -       42,352,271(a)
   Officer and Chief Investment Officer

Bruce N. Alpert.................................     1999    300,000    450,000        18,358(b)       -         30,000
   Executive Vice President and Chief                1998    300,000    600,000        63,457(b)       -              -
   Operating Officer of Gabelli Funds, LLC

Stephen G. Bondi................................     1999    300,000    110,000         1,900(c)       -         21,000         -
   President of Gabelli Securities, Inc.             1998    300,000     75,000         7,130(c)       -              -         -

Douglas R. Jamieson.............................     1999    300,000    300,000(d)  1,181,251(e)       -         30,000         -
   Executive Vice President and Chief                1998    300,000     75,000     1,031,420(e)       -              -         -
   Operating Officer of GAMCO
   Investors, Inc.

Robert S. Zuccaro(f)............................     1999    212,500    275,000           703(g)       -         50,000         -
   Vice President and Chief Financial Officer        1998     87,500     75,000             -          -              -         -

(a) Mr. Gabelli received no fixed salary. For 1999, represents (i) $12,976,718 for acting as portfolio manager of several of the open-end Gabelli Funds; (ii) $6,223,090 for acting as portfolio manager of several of the closed-end Gabelli Funds; (iii) $10,035,033 for acting as portfolio manager and/or attracting and providing client service to a large number of the Company's separate accounts;
(iv) $2,409,943 for providing other services, including acting as portfolio manager of partnerships and as a broker; (v) $10,153,065 representing the incentive-based management fee (which was 20% of the Company's pre-tax profits prior to the Company's initial public offering in February 1999 (the "Offering") and 10% after the Offering); and (vi) $703 representing a contribution made under the Company's profit-sharing plan. For 1998, represents (i) $10,681,952 for acting as portfolio manager of several of the open-end Gabelli Funds; (ii) $5,078,132 for acting as portfolio manager of several of the closed-end Gabelli Funds; (iii) $9,280,798 for acting as portfolio manager and/or attracting and providing client service to a large number of the Company's separate accounts;
(iv) $3,912,242 representing a special one-time investment banking fee payout;
(v) $1,152,315 for providing other services, including acting as portfolio manager of partnerships and as a broker; (vi) $12,245,877 representing the incentive-based management fee (which was 20% of the Company's pre-tax profits in 1998); and (vii) $955 representing a contribution made under the Company's profit-sharing plan.

(b) For 1999, represents incentive-based variable compensation for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by the Company ("Variable Compensation") in the amount of $17,655, and a contribution made by the Company under its profit-sharing plan in the amount of $703. For 1998, represents Variable Compensation in the amount of $8,471, a contribution made by the Company under its profit-sharing plan of $955, and the fair value of a subsidiary stock award worth $54,031.

(c) For 1999, represents Variable Compensation in the amount of $1,197, and a contribution made by the Company under its profit-sharing plan in the amount of $703. For 1998, represents a contribution made by the Company under its profit-sharing plan of $955, and the fair value of a subsidiary stock award worth $6,175.

(d) Of this amount, $250,000 vests on December 31, 2001 and is payable on January 15, 2002 if Mr. Jamieson remains employed by the Company at that time. In lieu of interest, Mr. Jamieson will be paid an amount equal to the appreciation in the market value of $250,000 of the Class A Stock from January 1, 2000 through December 31, 2001.

(e) For 1999, represents Variable Compensation in the amount of $1,180,548, and a contribution made by the Company under its profit-sharing plan in the amount of $703. For 1998, represents Variable Compensation in the amount of $1,030,465, and a contribution made by the Company under its profit-sharing plan in the amount of $955.

(f) Mr. Zuccaro joined Gabelli in June 1998.

(g) Represents a contribution made by the Company under its profit-sharing plan.

       Option Grants Table. The following table shows the number of stock options granted in 1999 to the executive officers named in the Summary Compensation Table and other information regarding their grants. Stock options are granted at 100% of fair market value on the date of grant and are generally exercisable with respect to 75% of the shares on the third anniversary of the grant and with respect to 100% of the shares on the fourth anniversary of the grant date.

                        OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF         PERCENT OF                                          POTENTIAL REALIZABLE VALUE AT
                           SECURITIES        TOTAL OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING         GRANTED TO       EXERCISE                           APPRECIATION FOR OPTION TERM
                             OPTION          EMPLOYEES IN        PRICE       EXPIRATION           ----------------------------
NAME                       GRANTED (#)        FISCAL YEAR      ($ / SH)         DATE               5% ($)                10% ($)
----                       -----------        -----------      --------         ----               ------                -------
Mario J. Gabelli               None                ---            ---            ---                 ---                    ---
Bruce N. Alpert                30,000             2.64          16.275         2/11/09             366,975                873,600
Stephen G. Bondi               21,000             1.85          16.275         2/11/09             256,883                611,520
Douglas R. Jamieson            30,000             2.64          16.275         2/11/09             366,975                873,600
Robert S. Zuccaro              50,000             4.41          16.275         2/11/09             611,625              1,456,000

       Fiscal Year-End Options Table. The following table shows the number of unexercised options for those executive officers named in the Summary Compensation Table. No options were exercised in 1999 and there were no "in-the-money" options on December 31, 1999. An "in-the-money" option would have been an option for which the option price of the underlying stock was less than $16.25, the closing market price of Gabelli's common stock on December 31, 1999.

                             FISCAL YEAR-END OPTIONS

                                                  NUMBER OF SECURITIES UNDERLYING
                                              UNEXERCISED OPTIONS AT DECEMBER 31, 1999
                                              ----------------------------------------

       NAME                                  EXERCISABLE                   UNEXERCISABLE
       ----                                  -----------                   -------------
       Mario J. Gabelli                           -                              None
       Bruce N. Alpert                            -                            30,000
       Stephen G. Bondi                           -                            21,000
       Douglas R. Jamieson                        -                            30,000
       Robert S. Zuccaro                          -                            50,000

REPORT OF THE COMPENSATION COMMITTEE

       Messrs. Avansino, Ferrara and Kelly are all of the members of the Compensation Committee, but only Mr. Kelly was a member during 1999. In this report, the term "we" refers to members of the Committee during 1999 or currently, depending on the context. We are also all of Gabelli's independent directors. Our report on executive compensation for 1999 follows:

       We are responsible to the Board of Directors, and ultimately to the shareholders of Gabelli, for:

       - Determining the compensation of the chief executive officer;

       - Administering the 1999 Stock Incentive Plan and the Annual Performance Incentive Plan; and

       - Reviewing and approving the compensation policies and general compensation levels for Gabelli's executive officers.

       We recognize that the investment management and securities industries are highly competitive and that experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is essential to maintain Gabelli's competitive position in the investment management and securities industries, as well as to provide for the long-term success of Gabelli.

       We believe that Gabelli must pay competitive levels of cash compensation and offer appropriate equity and other incentive programs. These programs must always be consistent with stockholder interests. We think these programs are necessary to motivate and retain Gabelli's professional personnel. These compensation programs are keyed to achieve performance goals that our Committee and the Board determine.

Executive Officer Compensation

       The compensation for Gabelli's executive officers (other than for Mario
J. Gabelli ("Mr. Gabelli") whose compensation is described separately below) is composed of base salary, annual bonus compensation, stock option awards and incentive-based variable compensation.

Base Salary and Annual Bonus

       Mr. Gabelli recommends to the Committee the amounts of the base salaries and annual bonuses for the Company's executive officers, which amounts are subject to our review and approval. We reviewed the base salaries proposed by Mr. Gabelli for the executive officers for 2000 in light of the responsibilities associated with the position held, the individual's overall level of experience, competitive practices and other subjective factors. The base salaries for all of the executive officers (other than Mr. Gabelli who receives no base salary) were set at $300,000 for 2000.

       We also reviewed the annual bonuses proposed by Mr. Gabelli for the executive officers for their services in 1999 in light of their individual and business unit performance and other subjective factors. We approved the annual bonuses reflected in the Summary Compensation Table.

Stock Options

       Gabelli's executive compensation programs also include stock option awards, which we intended to provide additional incentives to increase shareholder value and retain qualified individuals. All 1999 stock option awards were granted with an exercise price equal to the public offering price of the Class A Stock net of the discount payable to the underwriters and become exercisable with respect to 75% of the shares after three years and with respect to 100% of the shares after four years. Individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution. There is no specific formula used to determine option awards for any individual.

Variable Compensation

       To the extent that they have the proper regulatory registrations, all of Gabelli's staff are eligible to receive incentive-based variable compensation for attracting and/or providing client service to separate accounts, shareholders of the Gabelli Funds or investors in other products sponsored by the Company. Mr. Jamieson, who provides client service to a significant number of separate accounts managed by Gabelli, received the majority of his total 1999 compensation from variable compensation payments. We believe that these variable compensation payments are not subject to the $1.0 million deductibility limit of
Section 162(m) of the Internal Revenue Code.

Chief Executive Officer Compensation

       Mr. Gabelli received no base salary and no annual bonus in 1999, and he has not been awarded any stock options. All of the compensation paid to Mr. Gabelli in 1999 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli's Employment Agreement.

       In February 1999, the Company entered into an Employment Agreement with Mr. Gabelli relating to his service as Chairman of the Board, Chief Executive Officer, Chief Investment Officer of the Company, and executive for certain subsidiaries and Portfolio Manager for certain mutual funds and separate accounts. Under the Employment Agreement, Mr. Gabelli receives, as compensation for managing or overseeing the management of investment companies and partnerships, attracting mutual fund accounts, attracting or managing separate accounts, providing investment banking services, acting as a broker or otherwise generating revenues for the Company, a percentage of revenues or net profits relating to or generated by such activities (which revenues or net profits are substantially derived from assets under management). Such payments are made in a manner and at rates as agreed to from time to time by Mr. Gabelli and the Company, which rates have been and generally will be the same as those received by other professionals in the Company performing similar services. With respect to the Company's institutional and retail asset management, mutual fund advisory and brokerage business, the Company generally pays out up to 40% of the revenues or net profits to the portfolio managers, brokers and marketing staff who introduce, service or generate such business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net profits.

       Pursuant to the Employment Agreement, in addition to his revenue or net profit-based compensation, Mr. Gabelli receives an incentive-based management fee in the amount of 10% of the aggregate pre-tax profits, if any, of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles (before consideration of this fee or the $50 million deferred payment described below or any employment taxes thereon) so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. This incentive-based management fee is subject to our review at least annually for compliance with the terms thereof. Mr. Gabelli has agreed that while he is employed by the Company or for five years from the consummation of the Offering, whichever is longer, he will not provide investment management services outside of the Company, except for certain permitted accounts. Pursuant to the Employment Agreement, an assignee of Mr. Gabelli will also receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. Because these compensation arrangements were in existence before the completion of the Offering, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments until the first meeting of the Company's shareholders at which directors will be elected after December 31, 2002. Thereafter, while no assurance can be given, the Company believes that it will be able to take steps to allow for the continued deductibility of these payments pursuant to the Employment Agreement. The Employment Agreement may not be amended without the approval of this Committee.

                                       COMPENSATION COMMITTEE

                                       Raymond C. Avansino, Jr.
                                       John C. Ferrara
                                       Eamon M. Kelly

                             STOCK PERFORMANCE CHART

       We are required by the Securities and Exchange Commission to provide you with a comparison of the cumulative total return on our Class A Stock as of December 31, 1999, with that of a broad equity market index and either a published industry index or a peer group index selected by us. The following chart compares the return on the Class A Stock with the return on the Russell 2000 Index and an index comprised of public companies with the Standard Industrial Classification (SIC) Code 6282, Investment Advice. The comparison assumes that $100 was invested in the Class A Stock at the Offering on February 11, 1999 and in each of the named indices, which include the reinvestment of dividends, on February 11, 1999.

                 [COMPARISON OF CUMULATIVE TOTAL RETURN CHART]

            GAMI    Russell 2000 Index    Peer Group Index
2/11/99     $100          $100                  $100
3/31/99     $89           $93                   $97
6/30/99     $90           $107                  $115
9/30/99     $88           $100                  $95
12/31/99    $93           $118                  $114

                                       Feb. 11, 1999      March 31, 1999     June 30, 1999    Sept. 30, 1999     Dec. 31, 1999
                                       -------------      --------------     -------------    --------------     -------------
Gabelli Asset Management Inc.                $100            $88.93            $90.36            $88.21             $92.86
Russell 2000 Index                           $100            $93.07            $107.19           $100.07            $118.10
Peer Group Index                             $100            $96.75            $114.75           $95.31             $113.62

                      CERTAIN OWNERSHIP OF GABELLI'S STOCK

       The following table sets forth, as of March 15, 2000, certain information with respect to all persons known to Gabelli who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.

                                                                               AMOUNT AND NATURE
NAME OF  BENEFICIAL OWNER *                              TITLE OF CLASS     OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
---------------------------                              --------------     -----------------------   ----------------
Baron Capital Group, Inc.                                    Class A              746,500(1)                13.4%

J.P. Morgan & Co. Incorporated                               Class A              667,250(2)                11.9%

Roger Engemann & Associates, Inc.                            Class A              450,496(3)                 8.1%

Mario J. Gabelli                                             Class A               98,265                    1.8%
                                                             Class B           24,000,000(4)               100.0%

Bruce N. Alpert                                              Class A                6,000                   **

Stephen G. Bondi                                             Class A                1,500                   **

Douglas R. Jamieson                                          Class A                2,000                   **

Robert S. Zuccaro                                            Class A                1,000                   **

Raymond C. Avansino, Jr.                                     Class A               24,000                   **

John C. Ferrara                                              Class A               10,000                   **

Eamon M. Kelly                                               Class A                1,000                   **

Karl Otto Pohl                                               ---                      ---                   ---

All Directors and Executive Officers as a Group              Class A              144,765                    2.6%
                                                             Class B           24,000,000                  100.0%

* The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153; J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260; Roger Engemann & Associates, Inc., 600 North Rosemead Blvd., Pasadena, CA 91107; and Mario J. Gabelli, One Corporate Center, Rye, NY 10580.

** Represents beneficial ownership of less than 1%.

(1)As reported in an amendment to Schedule 13G, dated February 14, 2000. According to this filing, Baron Capital Group, Inc. and Ronald Baron beneficially own 746,500 shares, BAMCO, Inc. beneficially owns 608,000 shares, Baron Capital Management, Inc. beneficially owns 135,500 shares, and Baron Growth Fund and Baron Small Cap Fund each beneficially own 299,000 shares, and each of the reporting persons has shared voting and dispositive power with respect to these shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons.

(2)As reported in an amendment to Schedule 13G, dated February 10, 2000. According to this filing, J.P. Morgan & Co. Incorporated has sole voting power over 518,600 shares and sole dispositive power over 667,250 shares.

(3)As reported in a Schedule 13G, dated February 9, 2000. According to this filing, Roger Engemann & Associates, Inc. and Pasadena Capital Corporation have shared voting and dispositive power with respect to these shares.

(4)Owned by Gabelli Group Capital Partners, Inc. ("GGCP") and two of its subsidiaries. Mr. Gabelli disclaims beneficial ownership of these shares in excess of his approximately two-thirds ownership interest in GGCP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       We believe that our directors and executive officers and other shareholders who may own 10% or more of Gabelli's common stock have complied with the requirements of Section 16(a) the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company is a holding company that was newly formed in connection with the Offering. Prior to the Offering, the Company issued 24 million shares of its Class B Stock, representing all of its then issued and outstanding shares of Common Stock, to Gabelli Funds, Inc. ("GFI") and two of its subsidiaries for substantially all of the operating assets and liabilities of GFI relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. As a result, GFI, which is approximately two-thirds owned by Mr. Gabelli, and its subsidiaries owned all of the outstanding common stock of the Company prior to the consummation of the Offering. Following the Offering, GFI and its subsidiaries have owned all of the outstanding shares of the Company's Class B Stock. In June 1999, GFI was renamed "Gabelli Group Capital Partners, Inc."

       Prior to the Offering, the Company and Mr. Gabelli entered into an Employment Agreement which provides that Mr. Gabelli will receive an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to the business of the Company. The Employment Agreement further provides that Mr. Gabelli or his assignee will receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. Historically, up until the Offering, the Company's predecessor, GFI, was required to pay Mr. Gabelli as part of his total compensation a management fee equal to 20% of the pre-tax profits of each of the Company's operating units before consideration of this management fee. The total management fee paid to Mr. Gabelli by GFI prior to the Offering and by the Company after the Offering for 1999 was approximately $10,153,065. Mr. Gabelli or his assignee received interest on the deferred payment in the amount of $2,652,740 in 1999.

       Prior to the Offering, the Company and GFI entered into a Management Services Agreement, with a one year term and renewable annually, under which the Company will provide certain services for GFI, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services. Pursuant to the Management Services Agreement, GGCP paid the Company $177,078 in 1999.

       Effective with the Offering, the Company entered into an agreement with GFI (the "Tax Indemnification Agreement") to indemnify GFI and the shareholders of GFI (the "Tax Indemnitees") against certain taxes due and payable by the Tax Indemnitees on or after the Offering that relate to activities of GFI or certain of its affiliates in respect of periods prior to the Offering ("Taxes"). Generally, when a corporation owns assets and conducts a business prior to a public offering of its stock, such corporation continues to be liable for any unpaid taxes relating to its business operations prior to such offering. However, since the operations of the Company were conducted by GFI and not the Company prior to the Offering, the Company is not automatically liable for any unpaid taxes relating to such operations prior to the Offering. Consequently, the Tax Indemnification Agreement was agreed to by the Company and GFI to require the Company, and not GFI or the shareholders of GFI, to bear the cost of Taxes relating to the assets and operations of the Company prior to the Offering. The Company is required to make additional payments to offset any taxes payable by a Tax Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement. Any payment of Taxes by the Company will be offset by any tax benefit received by the Tax Indemnitee. The Tax Indemnification Agreement includes provisions that permit the Company to control any tax proceeding or contest which might result in the Company being required to make a payment under the Tax Indemnification Agreement.

       Prior to the Offering, the Company entered into an agreement with Mr. Gabelli which provided that Mr. Gabelli assign and transfer to the Company, effective as of the Offering, any and all right, title and interest he has in the "Gabelli" name as a trademark, service mark or corporate or trade name for use in connection with investment management services, mutual funds and securities brokerage services. However, under the agreement, Mr. Gabelli retains any and all right, title and interest he has or may have in the "Gabelli" name for use in connection with (i) charitable foundations controlled by Mr. Gabelli or members of his family or (ii) entities engaged in private investment activities for Mr. Gabelli or members of his family. In addition, the funds managed by Mr. Gabelli outside the Company entered into a license agreement with the Company, effective as of the Offering, permitting them to continue limited use of the "Gabelli" name under specified circumstances.

       As of December 5, 1997, GFI entered into a master lease agreement with M4E, LLC, which is owned by the children of Mr. Gabelli, for a 60,000 square foot building, of which approximately 40,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York (the "Building"), expires on April 30, 2013. From December 5, 1997 through December 31, 2002, GFI has agreed to pay rent equal to $720,000 per year. From January 1, 2003 through December 31, 2003, the rent will increase to $756,000 per year. From January 1, 2004 through April 30, 2013, the rent will be a minimum of $756,000, adjusted for inflation. GFI agreed to be responsible under the master lease for all operating expenses, costs of electricity and other utilities and taxes. As of February 9, 1999, GFI assigned all of its rights and obligations under the master lease to the Company.

       As of December 5, 1997, GFI subleased to Lynch Corporation, an entity for which Mario J. Gabelli serves as Chairman and Chief Executive Officer and is an approximately 28% stockholder, approximately 5,000 square feet in the Building. The sublease has a five-year term. With the assignment of the master lease, the Company became the successor as landlord to GFI under this sublease. Lynch Corporation pays rent to the Company at the rate of $18 per square foot, subject to adjustment for increases in taxes and other operating expenses, plus a minimum payment of $2.50 per square foot for electricity. Lynch Corporation assigned all of its rights and obligations under the sublease to Lynch Interactive Corporation as of September 1, 1999.

       As of March 1, 2000, the Company entered into a sublease with Lynch Corporation for approximately 1,152 square feet in the Building. The sublease is for a one-year term. Lynch Corporation pays rent to the Company at the rate of $25 per square foot, subject to adjustment for increases in taxes and other operating expenses, plus a minimum payment of $2.50 per square foot for electricity.

       GAMCO Investors, Inc. ("GAMCO"), a subsidiary of the Company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly owned by Mr. Gabelli, and to Gabelli Securities, Inc. ("GSI"), a subsidiary of the Company, with respect to the private investment funds managed by each of them. Pursuant to such agreements, GSI and MJG Associates, Inc. paid GAMCO $50,000 and $10,000, respectively, in 1999.

       Gabelli Securities International Limited ("Gabelli Securities International") was formed in 1994 to provide management and investment advisory services to offshore funds. Marc J. Gabelli, a portfolio manager of a subsidiary of the Company and the son of Mr. Gabelli, owns 55% of Gabelli Securities International and GSI owns the remaining 45%.

       In 1994, Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed and Gabelli Securities International entered into an agreement to provide management services to GIGFL. GSI in turn entered into an agreement with Gabelli Securities International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, GSI received investment management fees of $5,930 in 1999.

       In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. Gabelli Securities International and Gemini Capital Management, LLC ("Gemini"), an entity owned by Marc J. Gabelli, were engaged by the fund as investment advisors as of July 1, 1999. Gabelli Securities International and Gemini each received half of the incentive allocation paid by the fund to the investment advisors which totaled $333,159 in 1999. The fund paid approximately $23,550 in management fees in 1999 to Gabelli Securities International which in turn paid such fees to GSI.

       In April 1999, GSI formed Gabelli Global Partners, L.P., an investment limited partnership for which GSI and Gemini are the general partners. Gemini received half of the incentive allocation paid by the partnership to the general partners in the amount of $295,999 in 1999.

       Effective January 1, 1999, Gabelli Funds, LLC, a subsidiary of the Company, entered into an agreement to provide advisory and administration services to Gemini with respect to the funds it manages. Pursuant to this agreement, Gemini paid Gabelli Funds, LLC $44,600 in 1999.

       In May 1999, Gabelli & Company, Inc., a subsidiary of the Company, was retained on a non-exclusive basis by East/West Communications, Inc. ("East/West"), an entity for which Mr. Gabelli served as a director and was a non-controlling shareholder, to act as a finder to assist East/West in the realization of the value of its wireless communications licenses. Gabelli & Company, Inc. introduced East/West to several potential buyers, including Omnipoint Corporation ("Omnipoint"). In February 2000, East/West merged with Omnipoint which immediately thereafter concluded a transaction with VoiceStream Wireless Holding Corporation ("VoiceStream"). As a result, Gabelli & Company, Inc. received 25,000 shares of Omnipoint stock which shares were immediately converted into $200,000 in cash and 20,625 shares of VoiceStream stock, which the Company sold in the first quarter of 2000 for $2,791,456.

       In June 1999, Lynch Telephone Corporation IX, a subsidiary of Lynch Corporation, agreed to pay Gabelli Securities, Inc. a finder's fee of $100,000 in connection with the acquisition of a telephone company. This fee is to be paid by transferring to GSI all of the stock of Lynch Capital Corporation, a registered broker-dealer, which at the time of transfer will have at least $40,000 in cash or cash equivalents.

       In 1999, the Company reimbursed GGCP in the amount of $123,566 for GGCP's incremental costs (but not the fixed costs) relating to the Company's use of an airplane in which GGCP owns a fractional interest.

       In connection with the acquisition of a limited partnership interest in a private fund managed by the Company, Mr. Jamieson executed a demand note with respect to a loan of $350,000, which accrues interest at an annual rate of 7%. In connection with the purchase of shares of GSI, Mr. Zuccaro and Matthew R. Gabelli, a Vice President - Trading of the Company and the son of Mr. Gabelli, executed demand notes with respect to loans of $72,420 and $66,409, respectively, each of which accrue interest at the rate of 7%.

       The Company has an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the amounts received by Mr. Pohl directly from the Mutual Funds for his service on the boards of directors of the Mutual Funds. The Mutual Funds paid Mr. Pohl $7,042 in 1999 and are not expected to pay him any amount in 2000.

       As required by the Company's Code of Ethics, the Company's staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of the Company's staff members, including senior management, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

       In November 1999, the Audit Committee considered and recommended, and Gabelli's Board of Directors approved, the selection of Ernst & Young LLP to be our independent accountants for the year ending December 31, 1999. Gabelli has not selected auditors for the current year, since its normal practice is for the Audit Committee and the Board to make the selection later in the year. Ernst & Young LLP has been Gabelli's independent auditors since its inception in 1998. Representatives of this firm will be present at the meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

                SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

       Qualified shareholders who want to have proposals presented at our 2001 annual meeting must deliver them to Gabelli by December 22, 2000, in order to be considered for inclusion in next year's proxy statement and proxy.

                                  OTHER MATTERS

       We know of no other matters to be presented to you at the meeting other than the election of directors. If other matters are considered at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Gabelli.

                                     PROXY

                         GABELLI ASSET MANAGEMENT INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 16, 2000

                 (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

The undersigned hereby appoints Mario J. Gabelli, James E. McKee and Robert S. Zuccaro, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of Gabelli Asset Management Inc. Class A Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2000 Annual Meeting of Shareholders of Gabelli Asset Management Inc., or any adjournment thereof.

------------------                                                         ---------------
  SEE REVERSE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SEE REVERSE
     SIDE                                                                        SIDE
------------------                                                         ---------------

[ X ] PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE

-----------------------------------------------------------------------------------------------------
                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
-----------------------------------------------------------------------------------------------------
1. Election of five directors, each for a one-year term.

   Nominees:   (01) Raymond C. Avansino, (02) John C. Ferrara,
   (03) Mario J. Gabelli, (04) Eamon M. Kelly and
   (05) Karl Otto Pohl

     FOR     [  ]     WITHHOLD   [  ]                             The shares represented by this Proxy Card
     ALL              FROM ALL                                    will be voted as specified above, but if no
   NOMINEES           NOMINEES                                    specification is made they will be voted FOR
                                                                  Item 1 and at the discretion of the proxies on
                                                                  any other matter that may properly come before the
                                                                  meeting.


[  ]
     ----------------------------------------
     For all nominees except as noted above                       MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE
                                                                  CHANGES AT LEFT                            [ ]

                                                                  NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
                                                                  administrator, trustee or guardian, give full name and title as such.

                                                                  Please sign, date and return promptly in the accompanying
                                                                  envelope.


Signature:                      Date:                         Signature:                      Date:
           -------------------        ------------------                 -------------------        ------------------